Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of GTY Technology Holdings, Inc. on Form S-8, of our report dated March 18, 2019 relating to the balance sheet of Open Counter Enterprises, Inc. as of December 31, 2018, and the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2018.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey
May 16, 2019